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PLEXUS CORP. AND SEAMED CORPORATION ANNOUNCE MERGER
Tuesday, March 16, 1999 09:00 PM

        Neenah, WI - March 16, 1999 - Plexus Corp. (Nasdaq: PLXS) and SeaMED Corporation (Nasdaq: SEMD) announced today that the two companies have entered into a definitive merger agreement. Each outstanding share of SeaMED common stock will be converted into 0.4 shares of Plexus common stock, subject to a minimum per share value for each SeaMED share of $12.00 and a maximum per share value of $15.00 based on an average closing price of Plexus common stock prior to the closing of the transaction.

        As a result of the proposed merger, which will be tax-free and accounted for as a pooling of interests, SeaMED will become a wholly owned subsidiary of Plexus. The merger is subject to several conditions, including the approval of SeaMED's shareholders and the expiration of the waiting period under the federal Hart-Scott-Rodino Antitrust Improvements Act. Plexus expects to take a one-time charge primarily for merger related expenses at the close of the transaction, which is expected to occur late in its third or early in its fourth fiscal quarter of 1999, and it expects the transition to be accretive in fiscal 2000.

        "The merger with SeaMED is an important component of our strategy to accelerate growth and create value for shareholders," said Pete Strandwitz, Chairman and Chief Executive Officer of Plexus. "We believe there is an exceptional strategic fit relative to Plexus' business model and leading engineering capabilities. This merger also supports Plexus' geographic expansion plan."

        "Key to the merger is the compatibility of our cultures and a mutual philosophy focused on service, quality and integrity," added John Nussbaum, President and Chief Operating Officer of Plexus. "The merger increases our engineering staff by 50% to over 300, and will provide many new opportunities with current and potential customers. The merger strengthens our niche in the medical market, enhances our ability to design more complex products, and brings us higher level assembly capabilities in both the medical and non-medical markets."

        "The combination of Plexus and SeaMED creates a powerhouse in contract engineering and manufacturing for both commercial and medical technology," said Bob Berg, President and CEO of SeaMED Corporation. The merger will provide a stronger financial and operational foundation to offer our high level of engineering, regulatory and manufacturing expertise to a wider range of customers and for increasingly larger and more complex projects. This is a great step forward for our employees, customers and shareholders."

        Upon completion of the merger, SeaMED is expected to continue to operate as a division of Plexus without significant impact on the duties of its current management and employees. Mr. Berg and Ed Rampy, Chief Financial Officer of SeaMED, will focus on the integration of the two companies and combined business development activities.

        Separately, SeaMED today made an announcement regarding its expectations for SeaMED's quarter ending March 31, 1999.

ABOUT SEAMED


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        SeaMED Corporation designs and manufactures advanced electronic instruments for medical and commercial technology companies. With its combination of engineering, manufacturing and regulatory expertise, the Company assists its customers in developing and commercializing their complex products. SeaMED is headquartered in Redmond, Washington and has approximately 480 employees.

ABOUT PLEXUS

        Headquartered in Neenah, Wisconsin, Plexus provides product realization services to original equipment manufacturers (OEMs) in the computer, medical, industrial, telecommunications, and transportation electronics industries. The Company offers product development and design services, material procurement and management, prototyping, assembly, testing, manufacturing, final system box build and distribution.

        The statements contained in this release which are not historical facts (such as statements in the future tense and statements including "believe," "intend," "anticipate" and similar concepts) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the level of overall growth in the electronics industry, the Company's ability to integrate acquired operations, the Company's ability to secure new customers and maintain its current customer base, the results of cost reduction efforts, material cost fluctuations and the adequate availability of components and related parts for production, the effect of changes in average selling prices, the risk of customer delays or cancellations in both on-going and new programs, the effect of start-up costs of new programs and facilities, the effect of economic conditions, the impact of increased competition and other risks detailed in the Company's Securities and Exchange Commission filings.